Exhibit 99.1

ESI Announces Fourth Quarter and Ten-Month Fiscal 2008 Results

PORTLAND, Ore.--(BUSINESS WIRE)--Electro Scientific Industries, Inc. (NASDAQ:ESIO), a leading provider of world-class photonic and laser micro-engineering systems, today announced results for its fiscal 2008 fourth quarter, representing the three-month period ended March 29, 2008, and results for fiscal 2008, representing the ten-month period of June 3, 2007 through March 29, 2008. Financial measures are provided on both a GAAP and non-GAAP basis, which excludes the impact of restructuring, purchase accounting, and equity compensation expenses.

Fourth quarter sales were $70.6 million, representing a 9% decrease from the third quarter of fiscal 2008. Net income for the quarter was $3.0 million or $0.11 per diluted share. On a non-GAAP basis, net income was $5.0 million or $0.18 per diluted share, down from $8.1 million or $0.29 per diluted share in the prior quarter.

“Although fiscal 2008 was another strong period for ESI, we began to see the impact of weakness in the memory market and lower capital spending in the fourth quarter,” noted Nick Konidaris, President and CEO. “Despite weaker demand, the fourth quarter represented the fourth consecutive period of revenue over $70 million for the company with healthy adoption of new products among our customers."

Fourth quarter orders were $51.1 million, down 31% from the third quarter of fiscal 2008. Orders for the fourth quarter reflected a decline in the semiconductor segment due to weakness in the memory market. Passive component system orders were also down due to a combination of seasonality, absorption of added capacity from orders placed earlier in the year and cautious capital spending. Strong orders for interconnect and micro-machining products partially offset the decline in the other segments and represented the second highest quarterly level on record.

Gross margin for the fourth quarter was 44.7%. Excluding the impact of approximately $0.3 million in purchase accounting and $0.2 million in equity compensation, non-GAAP gross margin for the fourth quarter was 45.5%, down sequentially from 47.1% in the prior quarter. Gross margins were impacted by lower margin systems and upgrades expected in the quarter and an unfavorable shift in product mix. Compared to the third quarter of 2007, fourth quarter margins were up approximately three percentage points on both a GAAP and non-GAAP basis as a result of improved margins on newer products and higher sales volume.

Operating expenses were $28.7 million in the fourth quarter. During the quarter, we began to take actions to reduce our cost structure, including reductions of headcount, consolidation of facilities, and acceleration of off-shore manufacturing to increase unit production in Asia. Excluding the impact of approximately $1.0 million in costs associated with these actions, $0.5 million in purchase accounting expenses and $1.1 million in equity compensation, non-GAAP operating expenses for the fourth quarter were $26.1 million, approximately flat to the prior quarter. Compared to the third quarter of fiscal 2007, expenses on a non-GAAP basis for the fourth quarter were up $5.7 million, largely due to the NWR acquisition.

Operating income for the quarter was $2.8 million or 4% compared to $8.2 million or 11% in the third quarter of fiscal 2008. On a non-GAAP basis operating income was $6.0 million or 8.5% compared to $10.4 million or 13.4% in the prior quarter.

Fiscal 2008 Results

Net orders for fiscal 2008 were $224.4 million in the ten-month period, a decrease of 18% compared to $275.3 million reported in fiscal year 2007. For the ten-month 2008 fiscal period, revenue was $247.2 million, down slightly from $250.8 million for the twelve-month period of fiscal 2007.

Operating income for the 2008 ten-month period was $20.0 million or 8.1% of revenue, including the impact of $6.1 million in purchase accounting expenses, $3.7 million in stock compensation and $1.0 million of restructuring expenses. On a non-GAAP basis, operating income for the ten-month period was $30.9 million or 12.5% of revenue compared to $27.1 million, or 10.8% in the prior twelve month fiscal period.

Net income for the 2008 fiscal period was $16.6 million, or $0.59 per diluted share, compared to $23.5 million, or $0.80 per diluted share in the prior year. On a non-GAAP basis, fiscal 2008 net income was $23.5 million, or $0.84 per diluted share, compared to $25.5 million, or $0.87 per diluted share for fiscal 2007.

“Fiscal 2008 was a strong period for the company in terms of execution of our growth strategy,” Konidaris continued. “In the semiconductor segment, we successfully introduced our dual-beam memory repair system and shipped our 500th unit. Demand for our latest high-capacitance tester, the 3550, played a significant role in generating the strongest shipment and revenue levels since fiscal 2001 in the passive component segment. For interconnect and micro-machining, demand for new applications generated the highest annual order levels on record. In addition, we completed the acquisition of New Wave Research in our fiscal second quarter, which provided entry into attractive new markets.”

Balance Sheet and Cash Flow

Cash and investments were $161 million, down $21 million from the third quarter. During the quarter we completed our share repurchase program utilizing $12.7 million to repurchase approximately 778 thousand shares of stock at an average price of $16.36 per share. Cash used in operations was $2.5 million for the fourth quarter, driven by inventory increases of approximately $13 million, partially offset by operating income and other working capital items. Additionally, we recorded a reserve of 20%, or approximately $4 million against our auction rate securities as a temporary impairment through equity, consistent with recent industry practice due to the ongoing illiquidity of these securities.

Inventories increased in the fourth quarter primarily due to lower than expected demand and push out of some customer deliveries to future quarters. Although we are comfortable with the overall quality of our inventory, we are disappointed with our results and plan to reduce inventory as we go forward.

Fourth quarter deferred revenue was down $12 million from the prior quarter to $13 million. The decrease in deferred revenue was due to customer acceptance of new products and systems into production during the quarter. This decrease brings deferred revenue back into alignment with historical levels after several new product introductions earlier in the year.

Q1 2009 Outlook

Konidaris added, “As a result of the current market conditions, we expect our shipments and revenue to be approximately $55 to $65 million in the first quarter of fiscal 2009. Gross margin, excluding the impact of purchase accounting and stock compensation, is expected to be in the range of 43 to 44 percent, down sequentially due to lower revenue and production volumes. Operating expenses are expected to be down approximately $2.0 million, excluding the estimated impacts of purchase accounting and equity compensation of $2.2 million and additional restructuring expenses of approximately $1.0 million. We expect non-operating income to be approximately $1.3 million in the first quarter. As a result, non-GAAP earnings per share are expected to be between $0.05 to $0.10 per share.

“Despite the lower overall order levels experienced in the fourth quarter, we continued to see demand for new products as customers seek to improve production efficiencies and lower costs. This typical pattern for our industry during cyclical downturns reinforces our strategy to focus on the development of new products and applications to meet the on-going needs of our customers. At the same time, we will work to ensure that our operational model remains as efficient as possible. We believe our on-going commitment to growth and profitability will place ESI in a stronger position once the overall market conditions improve.”

The company will hold a conference call today at 5:00 p.m. Eastern Time. The session will include a review of the financial results, operational performance, business outlook, and a question and answer period.

The conference call can be accessed by calling 800-374-2470 (domestic participants) or 706-634-5108 (international participants). The conference ID number is 44049463. A live audio Web cast can be accessed at www.esi.com. Upon completion of the call, an audio replay will be accessible through May 22, 2008 at 800-642-1687 (domestic participants) or 706-645-9291 (international participants). The audio replay will also be available on the ESI Web site.

Discussion of Non-GAAP Financial Measures

In this press release, we have presented financial measures which have not been determined in accordance with generally accepted accounting principles (GAAP) and are therefore non-GAAP financial measures. Non-GAAP financial measures exclude the impact of restructuring, purchase accounting and equity compensation expenses. We believe that this presentation of non-GAAP financial measures provides investors with valuable information regarding the largely non-cash impact of purchase accounting amortization and equity based compensation and the non-recurring impact of restructuring and certain purchase accounting charges on our net income and net income per share. We have included a reconciliation of various non-GAAP financial measures to those measures reported in accordance with GAAP. Because our calculation of non-GAAP financial measures may differ from similar measures used by other companies, investors should be careful when comparing our non-GAAP financial measures to those of other companies.

About ESI

ESI is a pioneer and leading supplier of world-class production laser systems that help its microelectronics customers achieve compelling yield and productivity gains. The company’s industry-leading, application-specific products enhance electronic-device performance in three key sectors—semiconductors, components and electronic interconnect—by enabling precision fine-tuning of device micro-features in high-volume manufacturing environments. Founded in 1944, ESI is headquartered in Portland, Ore. More information is available at www.esi.com.

Forward-Looking Statements

This press release includes forward-looking statements concerning the markets we serve, shipments and revenue, gross margins, operating expenses, restructuring expenses, the impact of the NWR acquisition, non-operating income, tax rates and earnings per share. Actual results may differ materially from those in the forward-looking statements. Risks and uncertainties that may affect the forward-looking statements include: the relative strength and volatility of the electronics industry, including the impact of the current weakness in the memory market and cautious spending in the broader capital equipment markets we serve – which is dependent on many factors including component prices, global economic strength and political stability, and overall demand for electronic devices (such as capacitors, semiconductor memory devices and advanced electronic packages) used in wireless telecommunications equipment, computers and consumer and automotive electronics; the risk that customer orders may be canceled or delayed; the ability of the company to respond promptly to customer requirements; the ability of the company to develop, manufacture and successfully deliver new products and enhancements; the risk that customer acceptance of new or customized products may be delayed; the ability of the company to achieve anticipated cost reductions and savings; the company’s need to continue investing in research and development; the company’s ability to hire and retain key employees; the company’s ability to successfully integrate NWR; the risk of disruptions to the business of NWR resulting from the acquisition; the company’s ability to create and sustain intellectual property protection around its products; the company’s ability to utilize recorded deferred tax assets; taxes, interest or penalties resulting from tax audits; changes in tax laws or the interpretation of such tax laws, and future liquidity of auction rate securities.

Electro Scientific Industries, Inc.

FY 2008 Results
(In thousands, except per share data)
(Unaudited)

Operating Results:	Three Months Ended		Fiscal Year Ended
			(10 months)	(12 months)
	Mar. 29, 2008	Mar. 3, 2007	Mar. 29, 2008	Jun. 2, 2007

Net sales	$70,590	$59,411	$247,155	$250,824
Cost of sales	39,017	34,456	135,014	142,054
Gross profit	31,573	24,955	112,141	108,770
Operating expenses:
Selling, service and administration	17,864	11,882	52,967	49,119
Research, development and engineering	10,884	9,122	36,371	37,703
Write-off of acquired in-process research & development	-	-	2,800	-
Insurance recoveries	-	-	-	(2,287)
Total operating expenses	28,748	21,004	92,138	84,535
Operating income	2,825	3,951	20,003	24,235
Interest and other income, net	1,777	2,695	6,509	10,392
Income before income taxes	4,602	6,646	26,512	34,627
Provision for income taxes	1,623	1,012	9,923	11,103
Net income	$2,979	$5,634	$16,589	$23,524

Net income per share - basic	$0.11	$0.19	$0.59	$0.81

Net income per share - diluted	$0.11	$0.19	$0.59	$0.80

Reconciliation of GAAP to Non-GAAP Financial Measures:

	Three Months Ended			Fiscal Year Ended
				(10 months)	(12 months)
	Mar. 29, 2008	Dec. 29, 2007	Mar. 3, 2007	Mar. 29, 2008	Jun. 2, 2007

Gross profit per GAAP	$31,573	$35,684	$24,955	$112,141	$108,770
Purchase accounting included in cost of sales	321	515	-	1,946	-
Equity compensation included in cost of sales	211	169	114	538	509
Subtotal - non-GAAP adjustments to gross profit	532	684	114	2,484	509
Non-GAAP gross profit	$32,105	$36,368	$25,069	$114,625	$109,279
Non-GAAP gross margin	45.5%	47.1%	42.2%	46.4%	43.6%

Operating expense per GAAP	$28,748	$27,486	$21,004	$92,138	$84,535
Purchase accounting included in:
Selling, service and administration	513	542	-	1,445	-
Research, development and engineering	(18)	(11)	-	(42)	-
Write-off of acquired in-process research & development	-	-	-	2,800	-
Subtotal - purchase accounting included in operating expense	495	531	-	4,203	-
Equity compensation included in:
Selling, service and administration	809	685	373	2,320	1,666
Research, development and engineering	338	284	176	877	710
Subtotal - equity compensation included in operating expense	1,147	969	549	3,197	2,376
Restructuring charges included in:
Selling, service and administration	705	-	-	705	-
Research, development and engineering	267	-	-	267	-
Subtotal - restructuring charges included in operating expense	972	-	-	972	-
Total non-GAAP adjustments to operating expense	2,614	1,500	549	8,372	2,376
Non-GAAP operating Expense	$26,134	$25,986	$20,455	$83,766	$82,159

Operating income per GAAP	$2,825	$8,198	$3,951	$20,003	$24,235
Non-GAAP adjustments to gross profit	532	684	114	2,484	509
Non-GAAP adjustments to operating expense	2,614	1,500	549	8,372	2,376
Non-GAAP operating income	$5,971	$10,382	$4,614	$30,859	$27,120

Net income per GAAP	$2,979	6,662	$5,634	$16,589	$23,524
Non-GAAP adjustments to gross profit	532	684	114	2,484	509
Non-GAAP adjustments to operating expense	2,614	1,500	549	8,372	2,376
Income tax effect of non-GAAP adjustments	(1,138)	(790)	(214)	(3,925)	(929)
Non-GAAP net income	$4,987	$8,056	$6,083	$23,520	$25,480

Basic Non-GAAP net income per share	$0.18	$0.29	$0.21	$0.84	$0.87

Diluted Non-GAAP net income per share	$0.18	$0.29	$0.21	$0.84	$0.87

Electro Scientific Industries, Inc.

FY 2008 Results
(Amounts in thousands)
(Unaudited)

Financial Position As Of:	Mar. 29, 2008	Dec. 29, 2007	Jun. 2, 2007

Assets
Current assets:
Cash and cash equivalents	$141,059	$152,997	100,462
Marketable securities	2,011	7,584	124,607
Total cash and securities	143,070	160,581	225,069

Trade receivables, net	60,272	59,986	55,722
Inventories	101,501	88,934	80,981
Shipped systems pending acceptance	2,583	10,368	1,817
Deferred income taxes, net	14,906	10,179	9,504
Prepaid and other current assets	7,822	8,722	5,776
Total current assets	330,154	338,770	378,869

Long-term marketable securities, net	17,835	21,727	3,622
Property, plant and equipment, net	47,962	45,792	43,859
Deferred income taxes, net	1,026	8,373	11,246
Goodwill	12,267	11,541	1,442
Acquired intangible assets, net	10,261	11,001	-
Other assets	36,107	35,938	26,630
Total assets	$455,612	$473,142	$465,668

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$17,604	$12,215	13,826
Accrued liabilities	25,300	26,307	25,465
Deferred revenue	12,583	24,751	12,290
Total current liabilities	55,487	63,273	51,581

Income tax liability	7,885	7,598	5,757

Shareholders' equity:
Preferred and common stock	131,417	142,612	162,719
Retained earnings	262,135	259,156	245,546
Accumulated other comprehensive income (loss)	(1,312)	503	65
Total shareholders' equity	392,240	402,271	408,330
Total liabilities and shareholders' equity	$455,612	$473,142	$465,668

End of period shares outstanding	27,112	27,837	28,766

Total cash and investments	$160,905	$182,308	$228,691

Electro Scientific Industries, Inc.

Analysis of FY 2008 Results
(Dollars and shares in thousands)
(Unaudited)

	Three Months Ended		Fiscal Year Ended
			(10 months)	(12 months)
	Mar. 29, 2008	Mar. 3, 2007	Mar. 29, 2008	Jun. 2, 2007
Sales detail:

Semiconductor Group	$23,723	$33,891	$109,156	$145,381

Passive Components Group	28,136	15,756	75,112	63,093

Interconnect & Micro-machining Group	18,731	9,764	62,887	42,350

Total	$70,590	$59,411	$247,155	$250,824

Gross margin %	45%	42%	45%	43%

Selling, service and administration expense % (a)	25%	20%	21%	19%

Research, development and engineering expense %	15%	15%	15%	15%

Operating income %	4%	7%	8%	10%

Effective tax rate %	35%	15%	37%	32%

Average shares outstanding - basic	27,599	29,185	27,929	29,125

Average shares outstanding - diluted	27,680	29,584	28,323	29,379

End of period employees	743	590	743	585

(a) Includes insurance recoveries.

Electro Scientific Industries, Inc.

FY 2008 Results
(Amounts in thousands)
(Unaudited)

Consolidated Statements of Cash Flows:	Fiscal Year Ended
	(10 months)	(12 months)
	Mar. 29, 2008	Jun. 2, 2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$16,589	$23,524
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	8,208	8,370
Amortization of intangible assets	2,050	-
Write-off of in-process research & development	2,800	-
Stock-based compensation expense	3,721	2,884
Provision for doubtful accounts	-	103
Loss on disposal of property and equipment	115	2
Insurance recovery on damaged equipment	-	(1,287)
Deferred income taxes	2,931	4,642
Changes in operating accounts:
(Increase) decrease in trade receivables, net	696	(7,866)
Increase in inventories	(18,218)	(16,331)
(Increase) decrease in shipped systems pending acceptance	(766)	2,124
Decrease in prepaid and other current assets	1,411	204
Increase (decrease) in accounts payable and other liabilities	(2,986)	8,146
Decrease in deferred revenue	(1,310)	(1,031)
Net cash provided by operating activities	15,241	23,484

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(6,015)	(8,387)
Proceeds from the sale of property, plant and equipment	1	6
Cash paid for acquisition of New Wave Research, net of cash acquired	(36,159)	-
Minority equity investments	(1,115)	(11,000)
Insurance recovery on damaged equipment	-	1,287
Change in investments, net	105,815	21,522
Increase in other assets	(2,589)	(638)
Net cash provided by investing activities	59,938	2,790

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of stock options and stock plans	4,535	3,318
Tax benefit realized from share options exercise	85	488
Share repurchases	(40,270)	(9,804)
Net cash used in financing activities	(35,650)	(5,998)

Effect of exchange rate changes on cash	1,068	225

NET CHANGE IN CASH AND CASH EQUIVALENTS	40,597	20,501

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	100,462	79,961

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$141,059	$100,462

CONTACT:
ESI
Chris Butterfield, 503-672-5760